Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Cyclo Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(o)			$10,000,000	$110.20 per million	$1,102.00
Fees to Be Paid	Equity	Warrants to purchase share of common stock (3)	457(g)			—	—	$0
Fees to Be Paid	Equity	Common stock issuable upon exercise of warrants	457(o)			$10,000,000	$110.20 per million	$1,102.00
Fees to Be Paid	Equity	Pre-funded warrants to purchase shares of common Stock (4)	457(g)			—	—	$0
Fees to Be Paid	Equity	Common stock underlying pre-funded warrants (3)	457(g)			—	—	$0
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$20,000,000		$2,204.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,204.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)

In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to such warrants.

(4)

The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.